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                   HAMPSHIRE GROUP, LIMITED AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)

                                                      Three months ended
                                               ------------------------------
                                               Mar. 30, 1996     Apr. 1, 1995
                                                        (Unaudited)
Weighted average number of common and
  common equivalent shares outstanding
  Common stock                                     3,751             3,530
  Accrued shares earned under Directors'
    and Executives' Stock Purchase Plan                                  1
                                                   -----             -----
                                                   3,751             3,531
                                                   =====             =====

Net loss                                           ($526)            ($268)
Less - preferred dividend requirements               (48)              (31)
                                                    ----              ----
Net loss applicable to common stock                ($574)            ($299)
                                                    ====              ====

Net loss per share applicable to common stock      ($.15)            ($.08)
                                                    ====              ====
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